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                                                                    Exhibit 99.1

                                                     Contact: Brian P. Crescenzo
                                                              302-326-5648

FOR IMMEDIATE RELEASE

                      APPLIED EXTRUSION TECHNOLOGIES, INC.
                      SECURES $100 MILLION CREDIT FACILITY
                                & UPDATES OUTLOOK

NEW CASTLE, DE, October 3, 2003 - Applied Extrusion Technologies, Inc. (NASDAQ NMS - AETC) announced today that it had entered into a $100 million, five-year credit facility with GE Commercial Finance (GECF). The facility consists of a $50 million revolving line of credit, replacing AET's existing revolver, and adds a $50 million term loan. Approximately $39 million of the term loan proceeds were utilized to repurchase all of the equipment leased pursuant to its sale-leaseback transactions. Additionally, the Company used these proceeds to retire $6.5 million of industrial revenue bonds due in 2004, and the remainder was used to pay down the existing revolver. Unused availability under the new revolving line of credit at closing of approximately $14 million is $5 million greater than the amount available under AET's prior banking arrangements. Unused availability is expected to increase by an additional $12 million within approximately forty-five days, after GECF completes perfection of its security interests in the collateral.

"The new credit facility provides additional liquidity, and a net increase in annual cash flow of approximately $3 million per year from the reduction in rental cost associated with the repurchased equipment," commented Amin J. Khoury, Chairman and Chief Executive Officer. "Flexible packaging industry demand continues to be very soft, and was further impacted by the particularly inclement weather in many parts of the country this past summer. For this reason, AET extended its previously announced fiscal fourth quarter shutdown, reducing production by an additional 3 million pounds, resulting in a total reduction of approximately 11 million pounds. In addition, at the end of August, the Company reduced its workforce by another 40 positions, increasing the total reductions in staffing over the past twelve months to approximately 100 positions, or 10% of its workforce. These actions, together with those announced in our July 28, 2003 press release, will negatively impact operating earnings for the quarter by approximately $6 million. However, the shutdown, additional cost reduction initiatives, and the new credit facilities, combined with the initial commercialization of the Company's new high value product offerings will assist AET in dealing with this challenging environment."

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Applied Extrusion Technologies, Inc. is a leading North American developer and manufacturer of specialized oriented polypropylene (OPP) films used primarily in consumer products labeling and flexible packaging applications.

Except for the historical information contained herein, the matters discussed in this report are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including those risks related to the ability to implement price increases and related volume losses, the timely development and acceptance of new products, fluctuations in raw materials and other production costs, the ability to satisfy our debt service requirements, the loss of one or more significant customers, the impact of competitive products and pricing, the timely completion of capital projects, the success of the Company's efforts to access capital markets on satisfactory terms, and to acquire, integrate, and operate new businesses and expand into new markets, as well as other risks detailed in Exhibit 99.1 of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2002 and from time to time in the Company's other reports filed with the Securities and Exchange Commission.